UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

Amendment No. 3

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

Lone Star Steakhouse & Saloon, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

542307103

(CUSIP Number)

Mr. James A. Mitarotonda

c/o Barington Companies Equity Partners, L.P.

888 Seventh Avenue, 17th Floor

New York, NY 10019

(212) 974-5700

(Name, Address and Telephone Number of

Person Authorized to Receive Notices

and Communications)

August 30, 2006

(Date of Event which Requires Filing

of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: .

SCHEDULE 13D

CUSIP No. 542307103

1		NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Barington Companies Equity Partners, L.P.		13-4088890

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
(b)

3		SEC USE ONLY

4	SOURCE OF FUNDS*
WC

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
515,463

	8	SHARED VOTING POWER
none

	9	SOLE DISPOSITIVE POWER
515,463

	10	SHARED DISPOSITIVE POWER
none

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
515,463

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.42%

14		TYPE OF REPORTING PERSON*
PN

SCHEDULE 13D

CUSIP No. 542307103

1		NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Barington Investments, L.P.		20-2871525

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
(b)

3		SEC USE ONLY

4	SOURCE OF FUNDS*
WC

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
284,887

	8	SHARED VOTING POWER
none

	9	SOLE DISPOSITIVE POWER
284,887

	10	SHARED DISPOSITIVE POWER
none

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
284,887

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.34%

14		TYPE OF REPORTING PERSON*
PN

SCHEDULE 13D

CUSIP No. 542307103

1		NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Barington Companies Advisors, LLC		20-0327470

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
(b)

3		SEC USE ONLY

4	SOURCE OF FUNDS*
OO

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
284,887

	8	SHARED VOTING POWER
515,463

	9	SOLE DISPOSITIVE POWER
284,887

	10	SHARED DISPOSITIVE POWER
515,463

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
800,350

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.75%

14		TYPE OF REPORTING PERSON*
IA, OO

SCHEDULE 13D

CUSIP No. 542307103

1		NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Barington Companies Investors, LLC		13-4126527

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
(b)

3		SEC USE ONLY

4	SOURCE OF FUNDS*
OO

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
none

	8	SHARED VOTING POWER
515,463

	9	SOLE DISPOSITIVE POWER
none

	10	SHARED DISPOSITIVE POWER
515,463

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
515,463

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.42%

14		TYPE OF REPORTING PERSON*
OO

SCHEDULE 13D

CUSIP No. 542307103

1		NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Barington Companies Offshore Fund, Ltd.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
(b)

3		SEC USE ONLY

4	SOURCE OF FUNDS*
WC

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
998,565

	8	SHARED VOTING POWER
none

	9	SOLE DISPOSITIVE POWER
998,565

	10	SHARED DISPOSITIVE POWER
none

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
998,565

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.68%

14		TYPE OF REPORTING PERSON*
CO

SCHEDULE 13D

CUSIP No. 542307103

1		NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Barington Offshore Advisors, LLC		20-4797640

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
(b)

3		SEC USE ONLY

4	SOURCE OF FUNDS*
OO

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
998,565

	8	SHARED VOTING POWER
none

	9	SOLE DISPOSITIVE POWER
998,565

	10	SHARED DISPOSITIVE POWER
none

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
998,565

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.68%

14		TYPE OF REPORTING PERSON*
IA, OO

SCHEDULE 13D

CUSIP No. 542307103

1		NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Barington Capital Group, L.P.		13-3635132

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
(b)

3		SEC USE ONLY

4	SOURCE OF FUNDS*
OO

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
1,798,915

	8	SHARED VOTING POWER
none

	9	SOLE DISPOSITIVE POWER
1,798,915

	10	SHARED DISPOSITIVE POWER
none

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,798,915

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.44%

14		TYPE OF REPORTING PERSON*
PN

SCHEDULE 13D

CUSIP No. 542307103

1		NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
LNA Capital Corp.		13-3635168

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
(b)

3		SEC USE ONLY

4	SOURCE OF FUNDS*
OO

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
1,798,915

	8	SHARED VOTING POWER
none

	9	SOLE DISPOSITIVE POWER
1,798,915

	10	SHARED DISPOSITIVE POWER
none

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,798,915

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.44%

14		TYPE OF REPORTING PERSON*
CO

SCHEDULE 13D

CUSIP No. 542307103

1		NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
James Mitarotonda

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
(b)

3		SEC USE ONLY

4	SOURCE OF FUNDS*
OO

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
1,798,915

	8	SHARED VOTING POWER
none

	9	SOLE DISPOSITIVE POWER
1,798,915

	10	SHARED DISPOSITIVE POWER
none

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,798,915

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.44%

14		TYPE OF REPORTING PERSON*
IN

SCHEDULE 13D

CUSIP No. 542307103

1		NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
RJG Capital Partners, L.P.		20-0133443

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
(b)

3		SEC USE ONLY

4	SOURCE OF FUNDS*
WC

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
3,600

	8	SHARED VOTING POWER
none

	9	SOLE DISPOSITIVE POWER
3,600

	10	SHARED DISPOSITIVE POWER
none

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,600

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.02%

14		TYPE OF REPORTING PERSON*
PN

SCHEDULE 13D

CUSIP No. 542307103

1		NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
RJG Capital Management, LLC		20-0027325

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
(b)

3		SEC USE ONLY

4	SOURCE OF FUNDS*
OO

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
3,600

	8	SHARED VOTING POWER
none

	9	SOLE DISPOSITIVE POWER
3,600

	10	SHARED DISPOSITIVE POWER
none

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,600

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.02%

14		TYPE OF REPORTING PERSON*
OO

SCHEDULE 13D

CUSIP No. 542307103

1		NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Ronald Gross

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
(b)

3		SEC USE ONLY

4	SOURCE OF FUNDS*
OO

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
3,600

	8	SHARED VOTING POWER
none

	9	SOLE DISPOSITIVE POWER
3,600

	10	SHARED DISPOSITIVE POWER
none

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,600

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.02%

14		TYPE OF REPORTING PERSON*
IN

SCHEDULE 13D

CUSIP No. 542307103

1		NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
D.B. Zwirn Special Opportunities Fund, L.P.		73-1637217

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
(b)

3		SEC USE ONLY

4	SOURCE OF FUNDS*
WC

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
62,555

	8	SHARED VOTING POWER
none

	9	SOLE DISPOSITIVE POWER
62,555

	10	SHARED DISPOSITIVE POWER
none

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
62,555

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.29%

14		TYPE OF REPORTING PERSON*
PN

SCHEDULE 13D

CUSIP No. 542307103

1		NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
D.B. Zwirn Special Opportunities Fund (TE), L.P.		20-0024165

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
(b)

3		SEC USE ONLY

4	SOURCE OF FUNDS*
WC

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
9,738

	8	SHARED VOTING POWER
none

	9	SOLE DISPOSITIVE POWER
9,738

	10	SHARED DISPOSITIVE POWER
none

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,738

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.05%

14		TYPE OF REPORTING PERSON*
PN

SCHEDULE 13D

CUSIP No. 542307103

1		NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
D.B. Zwirn Special Opportunities Fund, Ltd.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
(b)

3		SEC USE ONLY

4	SOURCE OF FUNDS*
WC

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
111,810

	8	SHARED VOTING POWER
none

	9	SOLE DISPOSITIVE POWER
111,810

	10	SHARED DISPOSITIVE POWER
none

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
111,810

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.52%

14		TYPE OF REPORTING PERSON*
CO

SCHEDULE 13D

CUSIP No. 542307103

1		NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
The Coast Fund, L.P.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
(b)

3		SEC USE ONLY

4	SOURCE OF FUNDS*
WC

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
16,740

	8	SHARED VOTING POWER
none

	9	SOLE DISPOSITIVE POWER
16,740

	10	SHARED DISPOSITIVE POWER
none

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
16,740

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.08%

14		TYPE OF REPORTING PERSON*
OO

SCHEDULE 13D

CUSIP No. 542307103

1		NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
D.B. Zwirn & Co., L.P.		02-0597442

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
(b)

3		SEC USE ONLY

4	SOURCE OF FUNDS*
OO

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
200,843

	8	SHARED VOTING POWER
none

	9	SOLE DISPOSITIVE POWER
200,843

	10	SHARED DISPOSITIVE POWER
none

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
200,843

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.94%

14		TYPE OF REPORTING PERSON*
PN

SCHEDULE 13D

CUSIP No. 542307103

1		NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
DBZ GP, LLC		42-1657316

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
(b)

3		SEC USE ONLY

4	SOURCE OF FUNDS*
OO

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
200,843

	8	SHARED VOTING POWER
none

	9	SOLE DISPOSITIVE POWER
200,843

	10	SHARED DISPOSITIVE POWER
none

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
200,843

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.94%

14		TYPE OF REPORTING PERSON*
OO

SCHEDULE 13D

CUSIP No. 542307103

1		NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Zwirn Holdings, LLC		30-0080444

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
(b)

3		SEC USE ONLY

4	SOURCE OF FUNDS*
OO

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
200,843

	8	SHARED VOTING POWER
none

	9	SOLE DISPOSITIVE POWER
200,843

	10	SHARED DISPOSITIVE POWER
none

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
200,843

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.94%

14		TYPE OF REPORTING PERSON*
OO

SCHEDULE 13D

CUSIP No. 542307103

1		NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Daniel B. Zwirn

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a)
(b)

3		SEC USE ONLY

4	SOURCE OF FUNDS*
OO

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

6		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
200,843

	8	SHARED VOTING POWER
none

	9	SOLE DISPOSITIVE POWER
200,843

	10	SHARED DISPOSITIVE POWER
none

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
200,843

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.94%

14		TYPE OF REPORTING PERSON*
IN

This Amendment No. 3 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission on May 8, 2006, as amended by that Amendment No. 1 filed with the SEC on May 25, 2006 and that Amendment No. 2 filed with the SEC on June 20, 2006 (together, the “Statement”) by and on behalf of Barington Companies Equity Partners, L.P. (“Barington”) and others with respect to the common stock, par value $0.01 per share (the “Common Stock”), of Lone Star Steakhouse & Saloon, Inc., a Delaware corporation (the “Company”). The principal executive offices of the Company are located at 224 East Douglas Avenue, Suite 700, Wichita, Kansas 67202.

Item 2. Identity and Background.

The first and second paragraphs of Item 2(a)-(c) of the Statement are hereby amended and restated as follows:

(a) - (c) This Statement is being filed by Barington Companies Equity Partners, L.P., Barington Investments, L.P., Barington Companies Advisors, LLC, Barington Companies Investors, LLC, Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, RJG Capital Partners, L.P., RJG Capital Management, LLC, Ronald Gross, D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd., The Coast Fund, L.P., D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn (each, a “Reporting Entity” and, collectively, the “Reporting Entities”).

As of August 29, 2006, the Reporting Entities are the beneficial owners of, in the aggregate, 2,003,358 shares of Common Stock, representing approximately 9.4% of the shares of Common Stock presently outstanding.

Item 3. Source and Amount of Funds or Other Consideration.

The information contained in Item 3 of the Statement is hereby amended and supplemented as follows:

Since the filing of the Statement, the Reporting Entities purchased an aggregate of 32,618 shares of Common Stock. The amount of funds expended for such purchases was approximately $225,352.66 by Barington Companies Equity Partners, L.P., $447,265.96 by Barington Companies Offshore Fund Ltd. and $109,045.35 by Barington Investments, L.P.

All purchases of Common Stock by the Reporting Entities since the filing of the Statement were made in open market transactions. All transactions effected since the filing of the Statement are described in the Schedule attached hereto. All such purchases of Common Stock were funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

Item 4. Purpose of Transaction.

The information contained in Item 4 of the Statement is hereby amended and supplemented as follows:

On August 18, 2006, the Company issued a press release announcing that it had entered into a merger agreement to be acquired by affiliates of Lone Star Funds for $27.10 per share in cash, subject, among other things, to stockholder approval. On August 30, 2006, Barington Capital Group, L.P. issued a press release announcing that, based on its analysis to date, it believes that the transaction consideration fails to provide adequate value to the Company’s stockholders. A copy of the press release is attached as Exhibit 99.4 hereto and incorporated herein by reference. The foregoing description of the press release is qualified in its entirety by reference to such exhibit.

Item 5. Interest in Securities of the Issuer.

The information contained in Item 5 of the Statement is hereby amended and restated as follows:

(a) As of August 29, 2006, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 515,463 shares of Common Stock, representing approximately 2.42% of the shares of Common Stock presently outstanding based upon the 21,316,374 shares of Common Stock reported by the Company to be issued and outstanding as of August 18, 2006 in Exhibit 99.1 to its Form 8-K filed with the Securities and Exchange Commission on August 21, 2006 (the “Issued and Outstanding Shares”).

As of August 29, 2006, Barington Investments, L.P. beneficially owns 284,887 shares of Common Stock, constituting approximately 1.34% of the Issued and Outstanding Shares. As of August 29, 2006, Barington Companies Offshore Fund, Ltd. beneficially owns 998,565 shares of Common Stock, constituting approximately 4.68% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies Equity Partners, L.P. and the investment advisor and general partner of Barington Investments, L.P., Barington Companies Advisors, LLC may be deemed to beneficially own the 515,463 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. and the 284,887 shares of Common Stock beneficially owned by Barington Investments, L.P., representing an aggregate of 800,350 shares, constituting approximately 3.75% of the Issued and Outstanding Shares. As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 515,463 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., constituting approximately 2.42% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors, LLC may be deemed to beneficially own the 998,565 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., constituting approximately 4.68% of the Issued and Outstanding Shares. As the majority member of Barington Companies Advisors, LLC and Barington Companies Investors, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 515,463 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. and the 284,887 shares of Common Stock beneficially owned by Barington Investments, L.P. As the majority member of Barington Offshore Advisors, LLC, Barington Capital Group, L.P. may also be deemed to beneficially own the 998,565 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 1,798,915 shares, constituting approximately 8.44% of the Issued and Outstanding Shares. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 515,463 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 284,887 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 998,565 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 1,798,915 shares of Common Stock, constituting approximately 8.44% of the Issued and Outstanding Shares. As the sole stockholder and director of LNA Capital Corp., Mr. Mitarotonda may be deemed to beneficially own the 515,463 shares of Common Stock beneficially owned by Barington Companies Equity Partn ers, L.P., the 284,887 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 998,565 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 1,798,915 shares of Common Stock, constituting approximately 8.44% of the Issued and Outstanding Shares. Each of Barington Companies Advisors, LLC and Barington Companies Investors, LLC share voting and dispositive power with respect to the 515,463 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. Mr. Mitarotonda has sole voting and dispositive power with respect to the 515,463 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 284,887 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 998,565 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

As of August 29, 2006, RJG Capital Partners, L.P. beneficially owns 3,600 shares of Common Stock, constituting approximately 0.02% of the Issued and Outstanding Shares. As the general partner of RJG Capital Partners, L.P., RJG Capital Management, LLC may be deemed to beneficially own the 3,600 shares owned by RJG Capital Partners, L.P., constituting approximately 0.02% of the Issued and Outstanding Shares. As the managing member of RJG Capital Management, LLC, which in turn is the general partner of RJG Capital Partners, L.P., Mr. Gross may be deemed to beneficially own the 3,600 shares owned by RJG Capital Partners, L.P., constituting approximately 0.02% of the Issued and Outstanding Shares. Mr. Gross has sole voting and dispositive power with respect to the 3,600 shares owned by RJG Capital Partners, L.P. by virtue of his authority to vote and dispose of such shares. Mr. Gross disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

As of August 29, 2006, each of D.B. Zwirn Special Opportunities Fund, L.P. and D.B. Zwirn Special Opportunities Fund (TE), L.P. beneficially own 62,555 shares and 9,738 shares of Common Stock, respectively, constituting approximately 0.29% and 0.05%, respectively, of the Issued and Outstanding Shares. As of August 29, 2006, each of D.B. Zwirn Special Opportunities Fund, Ltd. and The Coast Fund, L.P. beneficially own 111,810 shares and 16,740 shares of Common Stock, respectively, constituting approximately 0.52% and 0.08%, respectively, of the Issued and Outstanding Shares.

As the manager of D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd. and The Coast Fund, L.P., D.B. Zwirn & Co., L.P. may be deemed to beneficially own the 62,555 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 9,738 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 111,810 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 16,740 shares of Common Stock beneficially owned by The Coast Fund, L.P., representing an aggregate of 200,843 shares, constituting approximately 0.94% of the Issued and Outstanding Shares. As general partner of D.B. Zwirn & Co., L.P., DBZ GP, LLC may be deemed to beneficially own the 62,555 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportuniti es Fund, L.P., the 9,738 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 111,810 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 16,740 shares of Common Stock beneficially owned by The Coast Fund, L.P., representing an aggregate of 200,843 shares, constituting approximately 0.94% of the Issued and Outstanding Shares. As the managing member of DBZ GP, LLC, Zwirn Holdings, LLC may be deemed to beneficially own the 62,555 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 9,738 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 111,810 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 16,740 shares of Common Stock beneficially owned by The Coast Fund, L.P., representing an aggregate of 200,843 shares, constituting approximately 0.94% of the Issued and Outstanding Shares. As the managing member of Zwirn Holdings, LLC, Daniel B. Zwirn may be deemed to beneficially own the 62,555 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 9,738 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 111,810 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 16,740 shares of Common Stock beneficially owned by The Coast Fund, L.P., representing an aggregate of 200,843 shares, constituting approximately 0.94% of the Issued and Outstanding Shares. Mr. Zwirn disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

(b) Each of the Reporting Entities may be deemed to have sole voting and dispositive power over the shares of Common Stock reported as beneficially owned by such person by virtue of their respective positions as described in paragraph (a), except that Barington Companies Advisors, LLC and Barington Companies Investors, LLC have shared authority to vote and dispose of the shares reported as beneficially owned by Barington Companies Equity Partners, L.P.

Except as set forth above, each of the other Reporting Entities may be deemed to have sole voting and dispositive power with respect to the shares each reports as beneficially owned by such person, regardless of the fact that multiple Reporting Entities within the same chain of ownership report sole voting and dispositive power with respect to such shares. Each such Reporting Entity reports sole voting and dispositive power with respect to such shares based on such person’s relationship to the other Reporting Entities within the same chain of ownership. Except to the extent expressly stated herein, each Reporting Entity disclaims beneficial ownership of any shares of Common Stock beneficially owned by any other Reporting Entity.

Item 7. Material to be Filed as Exhibits.

The information contained in Item 7 of the Statement is hereby amended and supplemented as follows:

Exhibit No.	Exhibit Description

99.3

Agreement of Joint Filing among Barington Companies Equity Partners, L.P., Barington Investments, L.P., Barington Companies Advisors, LLC, Barington Companies Investors, LLC, Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, RJG Capital Partners, L.P., RJG Capital Management, LLC, Ronald Gross, D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd., The Coast Fund, L.P., D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC and Daniel B. Zwirn dated August 30, 2006 (which supersedes and replaces the Agreement of Joint Filing previously filed as Exhibit 99.1 to the Schedule 13D filed with the SEC on May 8, 2006).

99.4	Press Release of Barington Capital Group, L.P. dated August 30, 2006

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated: August 30, 2006

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
By:	Barington Companies Investors, LLC, its general partner

By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Managing Member

BARINGTON INVESTMENTS, L.P.
By:	Barington Companies Advisors, LLC, its general partner

By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Managing Member

BARINGTON COMPANIES ADVISORS, LLC
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Managing Member

BARINGTON COMPANIES INVESTORS, LLC
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Managing Member

BARINGTON COMPANIES OFFSHORE FUND, LTD.
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	President

BARINGTON OFFSHORE ADVISORS, LLC
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	Authorized Signatory

BARINGTON CAPITAL GROUP, L.P.
By:	LNA Capital Corp., its general partner

By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	President and CEO

LNA CAPITAL CORP.
By:	/s/ James A. Mitarotonda

Name:	James A. Mitarotonda
Title:	President and CEO

/s/ James A. Mitarotonda

James A. Mitarotonda

RJG CAPITAL PARTNERS, L.P.
By:	RJG Capital Management, LLC, its general partner

By:	/s/ Ronald J. Gross

Name:	Ronald J. Gross
Title:	Managing Member

RJG CAPITAL MANAGEMENT, LLC
By:	/s/ Ronald J. Gross

Name:	Ronald J. Gross
Title:	Managing Member

/s/ Ronald J. Gross

Ronald J. Gross

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.

By:	D.B. ZWIRN PARTNERS, LLC, its general partner
By:	ZWIRN HOLDINGS, LLC, its managing member

By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND (TE), L.P.
By:	D.B. ZWIRN PARTNERS, LLC, its general partner
By:	ZWIRN HOLDINGS, LLC, its managing member

By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, LTD.
By:	D.B. Zwirn & Co., L.P., its manager
By:	DBZ GP, LLC, its general partner
By:	Zwirn Holdings, LLC, its managing member

By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

THE COAST FUND, L.P.
By:	D.B. Zwirn & Co., L.P., its manager
By:	DBZ GP, LLC, its general partner
By:	Zwirn Holdings, LLC, its managing member

By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

D.B. ZWIRN & CO., L.P.
By:	DBZ GP, LLC, its general partner
By:	Zwirn Holdings, LLC, its managing member
By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

DBZ GP, LLC
By:	Zwirn Holdings, LLC, its managing member
By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

ZWIRN HOLDINGS, LLC
By:	/s/ Daniel B. Zwirn

Name:	Daniel B. Zwirn
Title:	Managing Member

/s/ Daniel B. Zwirn

Daniel B. Zwirn

SCHEDULE

This schedule sets forth information with respect to each purchase and sale of Common Stock which was effectuated by a Reporting Entity since the filing of the Statement. All transactions were effectuated in the open market through a broker.

Shares purchased by Barington Companies Equity Partners, L.P.

Date	Number of Shares	Price Per Share	Cost(*)

7/12/2006	3,142	$24.201	$76,039.54
7/13/2006	2,573	$24.120	$62,060.76
7/13/2006	3,657	$23.859	$87,252.36

Shares purchased by Barington Investments, L.P.

Date	Number of Shares	Price Per Share	Cost(*)

7/12/2006	1,520	$24.201	$36,785.52
7/13/2006	1,245	$24.120	$30,029.40
7/13/2006	1,770	$23.859	$42,230.43

Shares purchased by Barington Companies Offshore Fund, Ltd.

Date	Number of Shares	Price Per Share	Cost(*)

7/12/2006	5,473	$24.201	$132,452.07
7/13/2006	4,482	$24.120	$108,105.84
7/13/2006	6,371	$23.859	$152,005.69
7/21/2006	2,385	$22.936	$ 54,702.36

Shares sold by RJG Capital Partners, L.P.

Date	Number of Shares	Price Per Share	Cost(*)

8/28/2006	(4,400)	$28.1334	($123,786.96)

(*)	Excludes commissions and other execution-related costs.